Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

CONTACT:
Medicis	Anacor
Kara Stancell (media)	DeDe Sheel
(480) 291-5454	(650) 543-7575
Sean Andrews (investors)
(480) 291-5854

MEDICIS AND ANACOR ENTER INTO RESEARCH AND DEVELOPMENT COLLABORATION FOR THE TREATMENT OF ACNE

SCOTTSDALE, Ariz. and PALO ALTO, Calif.—February 10, 2011—Medicis Pharmaceutical Corporation (NYSE:MRX) and Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced that the two companies have entered into a research and development agreement to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne.

Under the terms of the agreement, Anacor will receive a $7 million upfront payment from Medicis and will be primarily responsible for discovering and conducting early development of product candidates which utilize Anacor’s proprietary boron chemistry platform.  Medicis will have an option to obtain an exclusive license for products covered by the agreement.  Anacor will be eligible for future research, development, regulatory and sales milestones of up to $153 million, as well as high single-digit to low double-digit royalties on sales by Medicis.  Medicis will be responsible for further development and commercialization of the licensed products on a worldwide basis.

“We are pleased to announce this important collaboration with Anacor,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis.  “Anacor and its scientists are well respected in the scientific community, and Medicis is proud to be among other significant organizations who have partnered with them to explore the pharmaceutical development of the Anacor boron chemistry platform.  We will together be working hard to achieve breakthroughs with this proprietary technology in the treatment of acne.”

“We have demonstrated that boron-based chemistry is productive in creating novel small molecule therapeutics, and we are excited to work with Medicis to apply this technology to the development of a unique, patented treatment for acne,” said David Perry, Anacor’s Chief Executive Officer.  “With our technology and Medicis’ expertise in developing and commercializing pharmaceuticals, we hope this collaboration will result in innovative products to help the patients who suffer from this condition.”

About Medicis

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions.  The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image.  Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories.  The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company’s products include the brands DYSPORT® (abobotulinumtoxinA) 300 Units for Injection, PERLANE® Injectable Gel, PERLANE-L® Injectable Gel with 0.3% Lidocaine,  RESTYLANE® Injectable Gel, RESTYLANE-L® Injectable Gel with 0.3% Lidocaine, DYNACIN® (minocycline HCl Tablets, USP), LOPROX® (ciclopirox) Gel 0.77% and Shampoo 1%, PLEXION® (sodium sulfacetamide 10% and sulfur 5%) Cleanser, Cleansing Cloths and SCT, SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide) 3%, 6% and 9% Cleansers, Pads and Foaming Cloths, VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, the LIPOSONIX™ system(1) and the over-the-counter brand ESOTERICA®.

For more information about Medicis, please visit the Company’s website at www.Medicis.com.  Printed copies of the Company’s complete audited financial statements are available free of charge upon request.

Medicis Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2009, and other documents we file with the Securities and Exchange Commission.  Forward-looking statements represent the judgment of Medicis management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company or by visiting www.Medicis.com.  All trademarks are the property of their respective owners.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered five clinical compounds which are currently in development, including its three lead programs: AN2690, a topical antifungal for the treatment of onychomycosis; AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of psoriasis; and GSK 2251052, or GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement. In addition, Anacor is developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections, and AN2898 as a topical anti-inflammatory product candidate for the treatment of psoriasis and atopic dermatitis.   For more information visit www.anacor.com.

Anacor Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the success of and any payments that may result from Anacor’s collaboration with Medicis, as well as other matters that are described in Anacor’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

(1) The LIPOSONIX™ system is not approved or cleared for sale in the U.S.

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